Exhibit 5.1

February 13, 2025

Cloudastructure, Inc.
228 Hamilton Avenue, 3rd Floor
Palo Alto, California 94301

Re:	Registration Statement on Form S-1
Cloudastructure, Inc.

Ladies and Gentlemen:

We have acted as counsel to Cloudastructure, Inc., a Delaware corporation (the “Company”), in connection with its filing of (i) a Registration Statement on Form S-1 (Registration No. 333-284717) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) (the “Registration Statement”), and (ii) the related prospectus contained therein (the “Prospectus”). The Prospectus relates to resale of up to an aggregate 7,865,915 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), consisting of (i) up to 7,000,000 shares of Class A common stock (the “Conversion Shares”) issuable to Streeterville Capital, LLC, a Utah limited liability company (“Streeterville”) upon the conversion of the Company’s Series 1 Convertible Preferred Stock, par value $0.0001 per share (the “Series 1 Preferred”), (ii) 720,000 shares of Class A common stock that constitute pre-delivery shares (the “Pre-Delivery Shares”) issued to Streeterville, and (iii) 145,915 shares of Class A common stock (the “Advisory Shares”) issued to Maxim Partners, LLC, a Delaware limited liability company (“Maxim Partners,” and together with Streeterville, the “Selling Stockholders”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)	the Registration Statement (including the prospectus contained therein);

(ii)	the Second Amended and Restated Certificate of Incorporation, as in effect as of the date hereof;

(iii)	the Bylaws of the Company, as in effect as of the date hereof;

(iv)	the Certificate of Designations of designating the Series 1 Preferred, as in effect as of the date hereof (the “Certificate of Designations”);

(v)	the Securities Purchase Agreement by and between the Company and Streeterville, as amended through the date hereof (the “Securities Purchase Agreement”);

(vi)	the Engagement Letter by and between the Company and Maxim Group LLC, an affiliate of Maxim Partners, as in effect as of the date hereof (the “Engagement Letter”);

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(vii)	certain resolutions adopted by the board of directors of the Company authorizing the transactions relating to the Securities Purchase Agreement and Engagement Letter;

(viii)	an executed copy of a certificate from the Company’s Chief Executive Officer, dated as of the date hereof (the “Officer’s Certificate”); and

(ix)	a certificate, dated as of the date hereof, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Officer’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholders and others and of public officials, including those in the Officer’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	Each of the Pre-Delivery Shares and Advisory Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

2.	The Conversion Shares issuable upon the conversion of the Series 1 Preferred have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered upon conversion of the Series 1 Preferred in accordance with the terms of the Certificate of Designations will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Sincerely,

SAUL EWING LLP

/s/ Saul Ewing LLP

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